                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant                                    [ ]
Filed by a Party other than the Registrant                 [X]

check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Under Rule 14a-12

                                                           [ ]     Confidential,
                                                                   for Use of
                                                                   the
                                                                   Commission
                                                                   Only (as
                                                                   permitted by
                                                                   Rule 14a-6(e)
                                                                   (2)

                             COMPUTER HORIZONS CORP.
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   AQUENT LLC
    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      [X]        No fee required

      [ ]        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                 and 0-11

      (1)        Title of each class of securities to which transaction applies:

      (2)        Aggregate number of securities to which transaction applies:

      (3) Per unit price on other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined

      (4)        Proposed maximum aggregate value of transaction:

      (5)        Total fee paid:

      [ ]        Fee paid previously with preliminary material

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      [ ]        check box if any part of the fee is offset as provided by
                 Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

                 (1) Amount previously Paid:

                 (2) Form, Schedule or Registration Statement No.:

                 (3) Filing Party:

                 (4) Date Filed:

             AQUENT ANNOUNCES PROPOSAL TO ACQUIRE COMPUTER HORIZONS
                            FOR $5 PER SHARE IN CASH

 To File Preliminary Proxy Materials Seeking to Elect Two Directors to Board and
                         Amend Computer Horizons Bylaws

Boston, MA, April 14, 2003 - Aquent LLC, a privately held global professional services firm, today announced that it had sent a letter to the Board of Directors of Computer Horizons Corp. (Nasdaq: CHRZ) proposing to acquire all of the outstanding common stock of Computer Horizons for $5.00 per share in cash. Based upon Computer Horizons' closing price of $3.00 per share on Friday, April 11, 2003, Aquent's proposal represents a premium of 67%. Aquent's $5.00 per share cash proposal is also a 69% premium to Computer Horizons' average closing share price of $2.96 over the past 30 trading days and is higher than any trading price for Computer Horizons' common stock over the last two years.

Aquent also announced that it intends to file preliminary proxy materials with the Securities and Exchange Commission relating to Computer Horizons' Annual Meeting of Shareholders scheduled for Wednesday, May 14, 2003. Aquent intends to solicit proxies to elect two independent and highly-qualified candidates to Computer Horizons' Board of Directors. The two individuals Aquent intends to nominate as directors are: Robert A. Trevisani and Karl L. Meyer. Aquent also intends to solicit proxies to amend Computer Horizons' bylaws to authorize shareholders who own 10% or more of Computer Horizons' outstanding stock to call a special meeting of shareholders. At present, only management or the holders of 50% or more of Computer Horizons' outstanding stock can call a special meeting.

Aquent noted that while it would prefer to meet with the Board and management of Computer Horizons to negotiate a mutually acceptable transaction, Aquent's request to present its premium proposal was declined. Aquent is committed to pursuing directly with Computer Horizons shareholders the means necessary to consummate this transaction.

Following is the full text of the letter from John Chuang, Chairman and Chief Executive Officer of Aquent, to the Board of Directors of Computer Horizons:

         "April 14, 2003

         Thomas J. Berry, Chairman
         William M. Duncan, Director
         Rocco J. Marano, Director
         William J. Marino, Director
         Earl L. Mason, Director
         William J. Murphy, Director
         Computer Horizons Corporation
         49 Old Bloomfield Avenue
         Mountain Lakes, NJ 07046

         Gentlemen:

         I am the Chairman and Chief Executive Officer of Aquent LLC ("Aquent") and wish to inform you of our strong interest in pursuing a combination of Aquent and Computer Horizons Corp. ("CHRZ"), as well as certain actions we are taking in connection with CHRZ's upcoming annual meeting of shareholders.

         Our Acquisition Proposal

         We propose to acquire all of the outstanding common stock in CHRZ for a cash purchase price of $5.00 per share. Our proposal is based upon our review of publicly available information concerning CHRZ. Any binding agreement would be subject to due diligence and the negotiation and execution of definitive documentation, which we are prepared to commence immediately.

         Our $5.00 per share cash proposal represents a premium of 67% to CHRZ's closing price on Friday, April 11, 2003 of $3.00, a 69% premium to CHRZ's average closing price of $2.96 over the past 30 trading days and is higher than any trading price for CHRZ common stock over the last two years. We firmly believe our $5.00 per share cash proposal provides all CHRZ shareholders with value well beyond that which could be achieved by CHRZ on a stand alone basis and I am confident that CHRZ shareholders will enthusiastically support it. We believe that asset-based borrowings, together with the existing resources of both companies, will be more than sufficient to fund this transaction. We have had extensive discussions with our current lender regarding an amendment to our existing loan agreement to include assets held by CHRZ. Based on the credit availability reported in CHRZ's 2002 Form 10-K, our lender has indicated a willingness to issue a commitment letter for a credit facility of $72.5 million following a short due diligence investigation. In addition, we have received strong expressions of interest from alternative funding sources.

         As you know, consolidation in the IT Services industry is occurring and will continue at an increasing pace -- the size of an industry participant will significantly affect its future success. In fact, this was confirmed today by De Bellas & Co., an investment banking firm, in a press release reviewing M&A activity in the staffing industry. Al De Bellas, president of De Bellas & Co., said, `History indicates that staffing industry consolidation will soon pick up again and there are many actions owners in all sectors should be taking now to optimize their company's positioning for a future sale.'(1) CHRZ experienced declining IT Services revenue each quarter during 2002, with fourth quarter 2002 revenue being 29.5% lower than fourth quarter 2001 revenue. With IT Services revenue currently at an annual runrate of $174 million based on fourth quarter 2002 revenue, in our view CHRZ is simply not large enough to compete effectively as an independent IT Services concern.

--------
1 Permission to use quotation neither sought nor obtained.

         Founded 17 years ago, Aquent is a privately-held premier global solutions company headquartered in Boston, Massachusetts. We employed approximately 10,000 people worldwide during 2002 and operate 70 offices located in 15 countries. Our company consists of two divisions:
         IT Services, providing solutions in application development, quality assurance testing, and project management; and Marketing & Creative Services, providing outsourcing, systems consulting and staffing for Global 1000 companies. Aquent has a long history of innovation and leadership. We were the first national firm to offer comprehensive health insurance benefits to contractors. Recently, we were the first company to outsource creative services departments worldwide for multinational organizations. We have a strong balance sheet, no debt and have been profitable every year since our founding. Aquent is well-positioned to succeed in our industry.

         Aquent has a strong track record of successful acquisitions, having completed over a dozen in our 17-year history. In December 2001 we acquired Renaissance Worldwide, Inc. (NASDAQ: REGI), a publicly traded IT solutions and staffing firm with revenues of over $200 million. In this similar transaction, Aquent acquired all of the outstanding shares of Renaissance common stock for approximately $100 million in cash. Aquent financed the transaction with asset-based loans and cash on hand. Following the sale of a non-core government solutions business, all debt incurred in that transaction was retired. We offer a team with proven experience and have the necessary resources to complete our proposed acquisition quickly.

         Our Proxy Material Filing

         While it remains our preference to negotiate a mutually acceptable transaction, Aquent is committed to pursuing directly with your shareholders the means necessary to consummate this transaction. That is why we are filing preliminary proxy materials with the Securities and Exchange Commission. We will seek to elect two independent, highly-qualified candidates to CHRZ's board of directors and to amend CHRZ's by-laws to enhance the ability of CHRZ shareholders to call a special meeting.

         We do not desire to file proxy materials and seek to take action at the annual meeting of shareholders. We attempted, through an intermediary who contacted your current chief executive officer, to arrange a meeting with Mr. Berry and present our $5.00 per share cash proposal to your chairman in person. Mr. John Cassese, who resigned as director and is on administrative leave from his former role as chief executive officer following his recent indictment on insider trading charges, responded. Purporting to act on behalf of CHRZ where he supposedly has no official capacity, Mr. Cassese made it clear that neither he nor CHRZ had any interest in receiving or considering an offer. Consequently, and in light of the upcoming annual meeting, we felt we had no alternative but to undertake these actions at this time or risk an unacceptable delay before our proposal, or a similar proposal, could be put before the CHRZ shareholders.

         We believe it is in the best interests of all CHRZ shareholders that you consider our 67% premium acquisition proposal. We are confident that a transaction between Aquent and CHRZ can be completed quickly and we will make all resources available to accomplish this goal.

         Please call me directly at (617) 535-5025 to discuss our proposal. You may also contact our financial advisor, Cooper Mills of SunTrust Robinson Humphrey, at (404) 926-5072, or our legal counsel, Jay Bothwick and Edward Young of Hale and Dorr LLP, at (617) 526-6000.

         Thank you.

         Very truly yours,

         /s/ John Chuang

         John Chuang
         Chairman and Chief Executive Officer

         cc:      Cooper Mills, SunTrust Robinson Humphrey
                  Jay E. Bothwick, Esq., Hale and Dorr LLP
                  Edward Young, Esq., Hale and Dorr LLP"

SunTrust Robinson Humphrey is acting as financial advisor to Aquent and Hale and Dorr LLP is acting as legal counsel.

About Aquent

Aquent LLC is a privately-held premier global solutions company that operates 70 offices located in 15 countries. Aquent consists of two divisions: IT Services, providing solutions in application development, quality assurance testing, and project management; and Marketing & Creative Services, providing outsourcing, systems consulting and staffing for Global 1000 companies. Aquent was founded 17 years ago and is headquartered in Boston, MA. Additional information about Aquent can be found on the Company's website at www.aquent.com.

In connection with Computer Horizons' upcoming Annual Meeting, Aquent plans to file a proxy statement with the Securities and Exchange Commission (SEC). COMPUTER HORIZONS SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by Aquent with the SEC in connection with the Annual Meeting at the SEC's web site at www.sec.gov. Computer Horizons shareholders may also obtain free copies of the proxy statement and other documents filed by Aquent in connection with the annual meeting by directing a request to: Aquent LLC, 711 Boylston Street, Boston, Massachusetts 02116, Attn:
Steven M. Kapner, phone: (617) 535-5000, email: skapner@aquent.com.

SAFE HARBOR STATEMENT

Certain statements contained herein regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby, including due to risk factors listed from time to time in Computer Horizons' reports and filings with the Securities and Exchange Commission.

                                      # # #

Contact:

Investors                               Media
Mark Harnett                            Matthew Sherman / Jeremy Jacobs
MacKenzie Partners                      Joele Frank, Wilkinson Brimmer Katcher
212-929-5500                            212-355-4449

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                            SUPPLEMENTAL INFORMATION

         Aquent LLC, a Delaware limited liability company ("Aquent"), is the beneficial and record holder of 1,100,700 shares of Computer Horizons Corp. ("CHRZ"). 99.2% of the equity interest in Aquent is held beneficially and of record by Aquent, Inc., a Massachusetts corporation ("Aquent, Inc."). The equity of Aquent, Inc. is held by John H. Chuang, Steven M. Kapner and Mia M. Wenjen.

         Under applicable regulations of the Securities and Exchange Commission, Aquent, Aquent, Inc., the members of Aquent's Board of Directors, Aquent's executive officers and Aquent's nominees to CHRZ's Board of Directors may be deemed to be participants in the solicitation of proxies from CHRZ's other shareholders in favor of the election of the two nominees and adoption of the proposed by-law amendment. These directors, executive officers and nominees are:

               Name of Director/Executive    Beneficial Ownership of
                     Officer/Nominee          CHRZ Common Stock (6)
                     ---------------          ---------------------
John H. Chuang (1)                                      0
Steven M. Kapner (2)                                    0
Mia M. Wenjen (3)                                       0
Nunzio Domilici (4)                                     0
Karl L. Meyer (5)                                       0
Robert A. Trevisani (5)                                 0

         (1)      Chairman, CEO, President and Treasurer of Aquent and Aquent,
                  Inc.
         (2)      Director of Aquent and Aquent, Inc.
         (3)      Secretary and Director of Aquent and Aquent, Inc.
         (4)      CFO of Aquent and Aquent, Inc.
         (5)      Nominee for director of CHRZ.
         (6) Includes shares of CHRZ's Common Stock directly or indirectly held by such individuals as of April 2, 2003, other than the 1,100,700 shares held by Aquent LLC. None of such individuals owns any options to acquire shares of CHRZ's Common Stock.

         Aquent has expressed an interest in acquiring CHRZ, subject to various conditions, as more fully described in the press release to CHRZ shareholders filed herewith.

         In connection with CHRZ's upcoming Annual Meeting, Aquent plans to file a proxy statement with the Securities and Exchange Commission. CHRZ SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. CHRZ shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by Aquent with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission's web site at www.sec.gov. CHRZ shareholders may also obtain free copies of the proxy statement and other documents filed by

Aquent in connection with the annual meeting by directing a request to: Aquent LLC, 711 Boylston Street, Boston, Massachusetts 02116, Attn: Steven M. Kapner.

                             SOLICITATION; EXPENSES

         In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram and the internet by managers, officers and other employees of Aquent who will not be specially compensated for these services. Aquent has engaged MacKenzie Partners, Inc. to serve as a proxy solicitor for Aquent for a fee of up to approximately $100,000. Aquent has also agreed to reimburse MacKenzie Partners, Inc. for its reasonable out-of-pocket expenses. Approximately 30 persons will be utilized by MacKenzie Partners, Inc. in its solicitation efforts, which may be made by telephone, facsimile, telegram or the internet, or in person. The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by Aquent. Although no precise estimate can be made at the present time, Aquent currently estimates that the total expenditures relating to the proxy solicitation incurred by Aquent may be approximately $350,000, of which approximately $10,000 has been incurred to date. Aquent has also agreed to indemnify its nominees and MacKenzie Partners, Inc. against certain liabilities.

         Aquent will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. Aquent will reimburse such persons for their reasonable expenses in connection therewith.

         To the extent legally permissible, Aquent will seek reimbursement from the Company for the costs of this solicitation. Aquent does not currently intend to submit approval of such reimbursement to a vote of shareholders of CHRZ at a subsequent meeting unless required by law.